Independent Auditors' Consent



To the Shareholders and Board of Directors of Travelers Series Fund Inc.

We consent to the use of our reports, as listed below, with respect to the Portfolios of Travelers Series Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolio		Date of Independent Auditors' Report

Smith Barney Income and Growth Portfolio	December 17, 1996

Alliance Growth Portfolio	December 17, 1996

AIM Capital Appreciation Portfolio	December 12, 1996

Van Kampen American Capital Enterprise Portfolio	December 17, 1996

Smith Barney International Equity Portfolio	December 19, 1996

Smith Barney Pacific Basin Portfolio	December 19, 1996

TBC Managed Income Portfolio	December 12, 1996

Putnam Diversified Income Portfolio	December 23, 1996

GT Global Strategic Income Portfolio	December 19, 1996

Smith Barney High Income Portfolio	December 23, 1996

MFS Total Return Portfolio	December 12, 1996

Smith Barney Money Market Portfolio	December 12, 1996




	KPMG Peat Marwick LLP


New York, New York
February 24, 1997